                           CERTIFICATE OF AMENDMENT OF
                    RESTATED CERTIFICATE OF INCORPORATION OF
                           SILICON VALLEY GROUP, INC.

         Russell G. Weinstock and Robert T. Clarkson certify that:

         1. They are the Vice President and Assistant Secretary, respectively, of Silicon Valley Group, Inc., a Delaware corporation.

         2. The first paragraph of Article IV of the Restated Certificate of Incorporation is hereby amended to read as follows;

         "Capitalization. This corporation is authorized to issue two classes of shares, designated "Common Shares" and "Preferred Shares," respectively. The number of Common Shares authorized to be issued is 100,000,000, and the par value of each such share is $.01. The number of Preferred Shares authorized to be issued is 1,000,000, and the par value of each such shares is $.01."

         3. The above statement of amendment has been duly approved by the board of directors and the stockholders of Silicon Valley Group, Inc. pursuant to
Section 242 of the Delaware General Corporation Law and Article VI of the Restated Certificate of Incorporation in effect immediately preceding this Certificate of Amendment. The undersigned, being the vice president and assistant secretary named above, do make this certificate and declare and certify under penalty of perjury that this is their act and deed, and that the facts stated herein are true, and accordingly have set their hands hereto this 22nd day of February, 1996.

                                      /s/ RUSSELL G. WEINSTOCK
                                      ------------------------------------------
                                      Russell G. Weinstock, Vice President


                                      /s/ ROBERT T. CLARKSON
                                      ------------------------------------------
                                      Robert T. Clarkson, Assistant Secretary